Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, N.Y. 10174-1901
(212) 818-8800

October 31, 2017

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

Re:	ParkerVision, Inc.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed by ParkerVision, Inc. (the “Company”), a Florida corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to an aggregate of 4,000,000 shares of common stock, par value $.01 per share (“Common Stock”), to be offered for resale by the selling shareholder named therein (the “Selling Shareholder”), consisting of (i) (a) 287,500 shares of Common Stock that were issued by the Company to the Selling Shareholder as a commitment fee and (b) 312,500 shares of Common Stock that were issued by the Company to the Selling Shareholder in a private placement, in each case, pursuant to the Common Stock Purchase Agreement, dated October 17, 2017, between the Company and Aspire Capital Fund, LLC (the “SPA”) (collectively, the “Initial Shares”), and (ii) 3,400,000 shares of Common Stock that may be issued by the Company to the Selling Shareholder, from time to time, pursuant to and in accordance with the terms and conditions of the SPA (the “Additional Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1. The Initial Shares issued by the Company to the Selling Shareholders were duly authorized and legally issued, and are fully paid and non-assessable.

2. The Additional Shares to be issued by the Company to the Selling Shareholders have been duly authorized and, when issued in accordance with the SPA against payment therefor, will be legally issued, fully paid and non-assessable.

ParkerVision, Inc.
October 31, 2017

In giving this opinion, we have assumed that all certificates for the Shares have been, or will be, duly executed on behalf of the Company by the duly authorized Company officers and/or the Company’s transfer agent and registered by the Company’s registrar, if necessary, and conform, or will conform, except as to denominations, to specimens which we have examined.

We are opining solely on applicable statutory provisions of Florida corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Florida Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller